Exhibit 10.4

December 3, 2004

By Hand Delivery

Mr. Robert H. Skinner

Dear Bob:

As you know, at the time I became President and CEO of Vastera, I informed our Board of Directors, our employees, and the investment community that I expected we would need between 18 and 24 months to implement the changes necessary to recharge the growth of the Company.  The first 12 months of this turnaround period has been extremely challenging, and looking forward, I expect the next 12 months to be no less challenging.

On behalf of the Board of Directors and myself, I want to let you know that we view you as being instrumental to the Company as we continue to confront and master the challenges that face us.  Because we value you and the contributions that you have made to the Company in the past and as a means of ensuring that you will continue to make such contributions in the future, the Company is offering you a retention bonus in the amount of $75,000 (the “Retention Amount”).

In addition to your regular compensation, so long as you remain employed by the Company through September 1, 2005, you will be paid the Retention Amount.  Additionally, if anytime prior to September 1, 2005: (i) the Company terminates your employment for any reason other than “for cause” (which is defined below) or (ii) you resign from the Company with “good reason” (which is defined below), you will be guaranteed payment of the Retention Amount. Payment of the Retention Amount shall be made in a single lump sum, subject to all federal and state statutory withholdings, in the September 15, 2005 payroll run or, if your employment has been terminated in the manner described above, in the next pay period immediately following the termination of your employment.

For purposes of this retention letter “for cause” shall mean

(a)          your conviction of, or the entry of a pleading of guilty or nolo contendere (no contest) by you to, any crime involving moral turpitude that may reasonably adversely reflect on the Company or any felony;

(b)   any willful misconduct engaged in by you in connection with your duties or your willful failure to use reasonable effort to perform substantially your responsibilities in the best interest of the Company, except in cases involving your mental or physical incapacity or disability; provided however, that the

Company may terminate your employment pursuant to this subsection (b) only after you fail correct or cure, or to commence and continue to pursue the correction or curing of, such refusals within 30 days after receipt by you of written notice from the Company of each specific claim of any such misconduct or failure.  You shall have the opportunity to appear before the President and CEO to discuss such written notice during such 30-day period.  “Willful misconduct” and “willful failure to perform” shall not include actions or inactions on the part of the Employee that were taken or not taken in good faith by the Employee; and

(c)          the committing of any act of fraud, material dishonesty, or gross misconduct in connection with the Company by you.

For purposes of this retention letter “good reason” shall mean:

(a)          a material change in your reporting responsibilities;

(b)         a substantial diminution of your responsibilities;

(c)          any reduction in your level of compensation without the approval of the Employee; or

(D)       a transfer of your work location for purposes of performing your duties hereunder to a location that is beyond a 40-mile radius from your present work location.

This letter contains the entire agreement with regard to the Company’s obligation to make a retention payment and what will be expected of you to receive the Retention Amount.

I want to personally thank you for your past contributions to the Company and your continuing cooperation going forward.

Sincerely,

Timothy A. Davenport
President and CEO

AGREED and ACCEPTED:

ROBERT H. SKINNER

Date: